Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8) pertaining to the Amended and Restated OMNI Energy Services Corp. Stock Incentive Plan and to the incorporation by reference therein of our report dated March 27, 2003 with respect to the 2002 consolidated financial statements of OMNI Energy Services Corp. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New Orleans, Louisiana

July 18, 2005